Exhibit 10.49

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement’) is entered into as of November 3, 2003 (the “Effective Date”) by and between Sunesis Pharmaceuticals Incorporated, a Delaware corporation with an office at 341 Oyster Point Boulevard, South San Francisco, California 94080 (hereinafter the “Client”) and AAI Developmental Services Inc. with an office at 2320 Scientific Park Drive, Wilmington, NC 28405 (hereinafter “AAI”). The Client and AAI are referred to singly as “Party” and jointly as “Parties” throughout this Agreement.

W I T N E S S E T H

WHEREAS, AAI is in the business of providing certain drug product stability, analytical and manufacturing services, preclinical drug development, quality assurance and regulatory consulting, bioanalytical testing, and design and management of clinical trials, including monitoring, data management, biostatistical, and reporting services for the pharmaceutical industry (hereinafter, “Services”); and

WHEREAS, AAI represents that it has the necessary personnel, expertise, facilities and experience to provide such Services to the Client;

WHEREAS, AAI and Client desire to enter into this Agreement to provide the terms and conditions upon which Client may engage AAI, from time to time and agreed to by AAI, to provide services for individual projects in accordance with mutually agreed upon Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

SCOPE OF AGREEMENT AND WORK/CHANGE ORDERS

1.1	This Agreement allows the Parties to contract for multiple projects through the issuance of individual Work Orders (as discussed below) without having to re-negotiate the basic terms and conditions contained herein.

1.2	The specific duties and responsibilities for each project under this Agreement (each a “Project”) shall be separately negotiated and specified in writing on terms, and in a format, mutually agreed upon and executed by the Parties (each such writing, a “Work Order”). Each work Order shall include (i) the scope and specification of the Project; (ii) deliverables and timelines; (iii) any performance metrics; and (iv) a budget and payment schedule. Any material change in the details of a Work Order shall require a written amendment to the Work Order, mutually agreed upon and executed by the Parties (a “Change Order”).

1.3	Any and all Work Orders or Change Orders issued and executed pursuant to this Agreement will be made part hereof and incorporated herein by reference, and shall be subject to the terms and conditions set forth in this Agreement. Any and all Work Orders or Change Orders shall also be subject to the terms and conditions set forth in the quality requirements agreement to be completed and executed by the parties and attached hereto as Exhibit A (the “Quality Agreement”), unless otherwise expressly set forth In the Work Order or Change Order. The Parties shall use commercially reasonable efforts to finalize and execute the Quality Agreement within thirty (30) days of the Effective Date. To the extent there is any conflict between the provisions of this Agreement, the Quality Agreement and a Work Order and/or Change Order, the terms and conditions of this Agreement shall govern.

1.4	Services provided by AAI shall comply with all applicable Good Laboratory Practices, current Good Manufacturing Practices, Good Clinical Practices, and all other United States governmental and regulatory standards, specifications and guidelines, as specified in the Quality Agreement.

1.5	The Parties understand that AAI shall use commercially reasonable efforts to initiate, conduct and complete the Services as set forth in a Work Order in a timely fashion. The Client understands and agrees that completing the Services as set forth in a Work Order assumes the full cooperation of the Client as well as other third parties.

ARTICLE II

PROJECT IMPLEMENTATION

2.1	Prior to AAI’s commencement of Services hereunder, the Parties shall execute one or more Work Orders. The Client’s execution of a Work Order will be deemed its authorization for AAI to proceed under the terms and conditions of this Agreement and the Quality Agreement, if applicable.

2.2	AAI shall utilize commercially reasonable efforts to provide the Services as agreed in the Work Order and, if necessary, any associated Change Order.

2.3	The Parties recognize that in certain instances, the Client may wish AAI to commence Services prior to the formal execution of a Work Order authorizing such Services. In such circumstances, the Client may authorize AAI in writing (hereinafter, “Letter of Authorization”) to commence specified Services pending execution of the relevant Work Order. The Letter of Authorization shall specify the Services to be performed and a dollar limitation for the performance of such Services.

2.4	AAI shall use commercially reasonable efforts to anticipate the scope of activities necessary to complete Services established by a Work Order. However, Work Orders constitute both Parties’ informed estimate of those Services necessary to satisfactorily complete a Project and are based upon the Parties’ current knowledge of the factual situation as well as the current regulatory environment. Therefore, the scope of proposed Services may require modification of the Work Order during the course of performance. In the event additional or different Services are required, the Client’s authorized representative, as set forth in Article VIII, may in writing authorize AAI to perform additional or different Services. AAI shall promptly acknowledge the Client’s written authorization by issuing a Change Order for such additional or different Services.

2.5	AAI will use commercially reasonable efforts to complete the agreed upon Project within the limits set forth in the executed Work Order or Change Order. However, the Parties recognize that the Services to be provided hereunder are not subject to precise advance determination. In the event unforeseen difficulties arise, AAI shall inform the Client, outlining the basis for such conclusion. In such event, the Parties agree to enter into good faith negotiations regarding the terms of the Work Order applicable to the Project.

ARTICLE III

PAYMENT FOR SERVICES RENDERED

3.1	The Client agrees to pay for Services according to a properly authorized Work Order, Change Order, or Letter of Authorization.

3.2	The Client will reimburse AAI for reasonable and customary out-of-pocket expenses including any appropriate handling fees (not including any supplies and services as set forth in Article 3.3 herein) incurred in connection with the performance of the Services set forth in the Work Order provided that AAI obtains the Client’s approval prior to incurring such expenditures and that AAI provides the Client with documentation of such approved expenditures, if requested. AAI shall invoice the Client for such expenses at cost.

3.3	Unless otherwise agreed by the Parties in writing in a Work Order or Change Order, AAI shall charge the Client a fifteen percent (15%) handling fee for all supplies, materials or services acquired for or on behalf of the Client to satisfactorily complete the Services as set forth in the Work Order or Change Order.

3.4	AAI shall not engage any third party for any of the Services as set forth in the Work Order or Change Order without the prior written consent of the Client.

3.5	If the Client delays or temporarily halts a Project after such Project has commenced for reasons beyond the reasonable control of AAI, a monthly fee will be assessed to compensate AAI for reasonable and actual time and expenses incurred related to such delay including the storage of Client’s samples and materials. AAI shall provide an itemized description of such expenses, and shall invoice the Client for such expenses at cost. The Client will pay the expenses associated with such invoices in accordance with Article 3.6 herein.

3.6	Unless otherwise agreed by the Parties in writing, AAI shall invoice the Client on a calendar month basis for Services rendered as set forth in the Work Order. Invoices are due and payable net thirty (30) days after Client’s receipt of invoice. All payments to AAI shall be made in U.S. dollars. Invoice balances not remitted within thirty (30) days of receipt of invoice shall be subject to a one and one-half percent (1.5%) per month interest charge. Should any part of the invoice be in dispute, the Client shall pay any undisputed amount according to the terms and conditions described herein while said dispute is being resolved.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1	Any invention, trade secret or know-how and any materials, documents, programs or information belonging to Client and supplied to AAI by Client pursuant to this Agreement shall remain the property of Client. Any invention, trade secret or know-how and any materials, documents, programs or synthesis information belonging to AAI prior to the date of this Agreement, or developed by AAI independently of this Agreement, i.e. not falling within Article 4.2 below, shall remain the property of AAI.

4.2	Any inventions (whether or not patentable), processes, techniques, improvements, discoveries, trade secrets, know-how and developments discovered and reduced to practice by AAI solely or jointly for the purpose of performing the Services or other work performed under a Project (collectively, Project IP”) are hereby assigned to Client (including any patent and all other intellectual property rights therein), and shall be deemed the Confidential Information of Client for purposes of Article V below (“Project IP”). AAI will, at the expense and the written request of the Client, do all reasonable acts and things and execute all documents as the Client may reasonably request to transfer to and vest in the Client the ownership and registration of all intellectual property rights that may exist in such Project IP.

4.3

With respect to Project IP, AAI will not, to its actual knowledge, incorporate or use therein any invention, discovery, process, technology or information that (a) is covered in whole or in part by a claim of any patent application or issued patent that is owned or controlled by AAI, but not assigned to Client pursuant to Article IV (“AAI Background Patent Rights”), (b) is covered in whole or in part by a claim of any patent or patent application of a third party, or c) incorporates any AAI processes, inventions, techniques, know-how, or trade secrets that is owned or controlled by AAI, but not assigned to Client pursuant to Article IV (“AAI Background Know-How”). In the event any Project IP incorporates or requires the use of AAI Background Patent Rights or AAI Background Know-How (collectively, “AAI Proprietary Technology”), AAI shall notify Client thereof and the Parties shall negotiate in good faith the terms of an appropriate license agreement for such AAI Proprietary Technology, with such license agreement memorialized in a separate writing.

4.4	The Client acknowledges that AAI is in the business of providing Services for a variety of organizations other than the Client. Accordingly, nothing in this Agreement shall preclude or limit AAI from providing Services or developing materials for itself or other clients, or from utilizing the general knowledge gained during the course of its performance hereunder to perform similar Services for other clients, provided that such provision of Services or development of materials do not constitute a breach of confidentiality under Article V herein.

ARTICLE V

CONFIDENTIALITY

5.1	During the performance of Services and the Term of this Agreement, AAI may receive from Client confidential or proprietary information, including information concerning Client’s regulatory submissions, data, testing and research techniques, inventions, materials, processes, practices, trade secrets and like information (collectively “Confidential Information”). Client agrees that it will only provide such Confidential Information to the extent that it is required by AAI to perform Services. For the avoidance of doubt, the following shall in all cases be treated as Confidential Information hereunder: (i) all samples of chemical compounds and data related thereto, (ii) all Confidential Information provided under the parties’ prior Non-Disclosure Agreement dated September 9, 2003, and (iii) all of the data and Project IP which were developed or generated by AAI for the Client, or any methodologies, technology, or assays developed by AAI for the Client. Notwithstanding the foregoing, the obligations of this Article V shall not apply in the case of:

(i)	information of the Client which is now in the public domain or which subsequently enters the public domain without fault on the part of AAI; or

(ii)	information of the Client which is presently known by AAI from its own sources where said present knowledge can be demonstrated by written records; or

(iii)	information of the Client which AAI receives in good faith from a third party where said third party is independent of the Client and is under no obligation of confidentiality with respect to such information; or

(iv)	information developed by or for AAI independent of the Projects and without the use of any Confidential Information of Client, as evidenced by AAI’s written records; or

(v)	information disclosed by AAI as required by law pursuant to an appropriate legal order by a court or government agency having the authority to compel such disclosure; however, in such case, AAI shall notify the Client of such order compelling disclosure, and where possible, reasonably cooperate with the Client to provide it with the opportunity to take appropriate legal action to safeguard said information.

5.2

AAI agrees that without the express written consent of Client, it will not itself use, or provide to, disclose to, or permit any third party to use said Confidential Information. AAI agrees to take reasonable and appropriate measures to safeguard Confidential Information from theft, loss or negligent disclosure to others and to limit access internally to Confidential Information to those of its employees, consultants, agents or subcontractors who reasonably require such access in order to accomplish performance of the Services. AAI has had or will have all employees, consultants, agents or subcontractors of AAI who have access to Confidential Information sign a confidentiality agreement with provisions no less protective of Confidential Information than this Article V prior to having access to Confidential Information or undertaking the Services. Unless otherwise consented to by Client in writing or provided for in a Work Order, AAI agrees not to analyze for chemical composition any samples or materials provided by Client, nor to allow or cause any such samples or materials to be released to third-parties for analysis. AAI shall not use, or disclose to Client, hereunder any information it knows to be Confidential Information of a third party except as approved in advance in writing by Client. AAI agrees to notify Client promptly of the date of, and the circumstances involved in, the loss or unauthorized disclosure of any Confidential Information of Client.

5.3	Upon expiration or termination of this Agreement or completion or termination of any Work Order and/or any Change Order and at the written direction of the Client, AAI will promptly return all Client Confidential Information, including any documents prepared by AAI that contain such information. AAI may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement. The obligations of this Article V shall commence on the Effective Date and survive for a period of five (5) years from the expiration or termination of this Agreement.

5.4	The Parties agree that they shall not use the other Party’s name, or disclose any matters relating to the Services provided hereunder in any advertising, promotion, written articles or communications without the prior written consent of the other Party.

ARTICLE VI

REPRESENTATION AND INDEMNIFICATION

6.1	EXCEPT AS SET FORTH HEREIN, AAI EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (REGARDLESS OF WHETHER OR NOT AAI KNOWS OR HAS REASON TO KNOW OF SUCH PURPOSE) AND ANY WARRANTIES OF TITLE OR NON INFRINGEMENT. EXCEPT WITH RESPECT TO BREACH OF ARTICLE V, AND EXCEPT TO THE EXTENT A PARTY MAY BE OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE VI, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY INCIDENTAL OR OTHER INDIRECT DAMAGES OR LOST PROFITS IN ANY WAY ASSOCIATED WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION.

6.2	Subject to Article 6.4 below, the Client shall indemnify and hold harmless AAI, its agents, employees, directors and affiliates from any loss, expense and liability, including reasonable attorney’s fees arising from any claim suit or proceeding to the extent resulting from Client’s use of (i) products and services using the Project IP, or (ii) other materials or processes supplied or disclosed to Client in the course of this Agreement, except to the extent the claim, suit or proceeding is subject to AAI’s indemnification obligations in Article 6.3 below.

6.3	Subject to Article 6.4 below, AAI shall indemnify and hold harmless the Client, its agents, employees and affiliates from any loss, expense and liability, including reasonable attorney fees, incurred as a result of AAI’s negligence or willful misconduct in connection with the performance of this Agreement.

6.4

A party that intends to claim indemnification (the “Indemnitee”) under Article 6.2 or Article 6.3 shall promptly notify the other party (the “lndemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Article 6.4, each a Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The Indemnitor shall not settle any Claim without the consent of the

Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.

6.5	Each Party shall be responsible for the safety of its own employees and agents with respect to the handling or use of materials involved in the performance of this Agreement and any Work Orders or Change Orders hereunder.

6.6	AAI shall perform the Services hereunder as an independent contractor, and nothing contained in this Agreement or otherwise shall be deemed to create any other relationship, including employment, partnership, agency or joint venture, between the Parties. The Parties acknowledge that Services performed are solely within the control of AAI and the provisions of this Agreement shall not be construed as authorizing the Client to exercise any control or direction over the employees or agents of AAI in connection with this Agreement. Neither Party to this Agreement shall have any authority to employ any person as agent or employee for or on behalf of the other, or to bind, or attempt to bind, the other to any obligation with any third party.

ARTICLE VII

TERM AND TERMINATION

7.1	Unless sooner terminated in a manner herein provided, this Agreement shall continue for a period of three (3) years from the Effective Date (hereinafter the “Term”). The Parties may extend this Agreement by written mutual agreement at least sixty (60) days prior to the expiration of the Term.

7.2	This Agreement, the Quality Agreement and any corresponding Work Order or Change Order then in effect may be terminated by (i) either Party upon written notice for cause in the event of a failure by the other Party to substantially perform any material obligation that through no fault of the Party initiating the termination, remains uncured thirty (30) days after receipt of such prior written notice; (ii) Client upon thirty (30) days written notice to AAI; or (iii) either Party upon written notice in the event that the other Party ceases to function as a going concern or to conduct its operations in the normal course of business, or a receiver for such other Party is appointed, or a petition under any law for the relief of bankruptcy is filed by or against such other Party, or such other Party makes an assignment for the benefit of creditors.

7.3	In the event of a termination of this Agreement pursuant to Article 7.2, with the exception of material breach by AAI, the Client shall be obligated to pay to AAI the cost of all Services completed, as set forth in the relevant Work Order(s) and/or Change Order(s) currently in effect at the time of termination, in accordance with the terms and conditions as set forth in this Agreement. Client shall be obligated to pay for all unused supplies and materials that were ordered by AAI in order to perform the Services. AAI shall use commercially reasonable efforts to minimize the costs associated with the cessation of such Work Order or Change Order.

7.4	Client may terminate any Work Order or Change Order without terminating this Agreement by providing AAI written notice. In the event of a termination of a Work Order or Change Order, AAI shall receive full payment for all Services actually performed through the effective date of termination, including any appropriate delay or cancellation fees as may be set forth in the Work Order. In accordance with the Client’s written instructions, AAI shall use commercially reasonable efforts to transfer the results of such Work Order or Change Order to the Client or its agent. The Client shall pay all reasonable costs incurred by AAI that are necessary or reasonably required in connection with the orderly cessation of such Work Order or Change Order. In no event shall the total amount calculated pursuant to this Article 7.4 exceed the total amount of payments set forth in the budget for such Work Order and/or Change Order. Within thirty (30) days after the termination date of any Work Order and/or Change Order, AAI shall refund to Client any amounts paid by Client to AAI in excess of the calculated amount described herein.

7.5	Upon expiration or termination of the Agreement or any Work Order or Change Order, AAI will comply with the provisions of Article 5.3 herein regarding the disposition of Confidential Information.

ARTICLE VIII

CORRESPONDENCE AND NOTICE

8.1	Until advised in writing to the contrary by either Party, all communications and notices related to this Agreement shall be effective upon receipt and shall be addressed to:

CLIENT:	Sunesis Pharmaceuticals Incorporated
341 Oyster Point Boulevard
San Francisco, California 94080
(Attention: Office of General Counsel)
Fax: 650-266-3506

AAI:	AAI Development Services Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405
(Attention: EVP of Business Development)
Fax: 910-815-2300

With a copy to:

aaiPharma Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405
(Attention: Office of General Counsel)
Fax: 910 815-6067

8.2	All communications and notices related to a Work Order or Change Order shall be addressed to the appropriate individual for each Party as set forth in such Work Order or Change Order.

ARTICLE IX

RECORDS AND AUDITS

9.1	AAI agrees to maintain records of all Services performed under this Agreement in accordance with the United States Food and Drug Administration’s (“FDA”) archival guidelines. The Client may review the records of AAI relating to the Services performed and expenses incurred to assure compliance with all provisions of this Agreement, provided that such inspection may take place (i) only upon reasonable prior written notice and during regular business hours, and (ii) at the Client’s sole cost and expense. The Client shall be invoiced for any reasonable and actual incidental expenses AAI incurs resulting from any such review, to the extent such review exceeds two (2) business days each calendar year.

9.2

Upon reasonable prior written notice (not less than fifteen (15) business days) and during regular business hours the Client may, at its own cost and expense, review AAI’s quality control procedures and records, with a representative of AAI present. The Client shall be invoiced for any reasonable and actual incidental expenses AAI incurs resulting from such review, to the extent such review exceeds one (1) review each calendar year.

9.3	In the event of an inspection by any governmental or regulatory authority concerning the Services performed hereunder, AAI shall notify the Client promptly upon learning of such an inspection, shall supply the Client with copies of any correspondence or portions or correspondence relating to the Services and shall inform the Client of the general findings and outcomes of such inspections. The Client shall be invoiced for any reasonable and actual incidental expenses AAI incurs resulting from such review.

ARTICLE X

MISCELLANEOUS

10.1	Certification - AAI certifies that it is not debarred under the United States Food, Drug and Cosmetic Act, (21 U.S.C. 301 et seq.) and that it has not and will not use in any capacity the services of any person debarred under such law with respect to Services to be performed under this Agreement.

10.2	Insurance - During the Term of this Agreement, the Parties shall secure and maintain in full force and effect appropriate insurance coverage for its responsibilities in connection with this Agreement. Upon written request by either Party, the other Party shall provide proper evidence showing that such insurance is in force.

10.3	Waiver - The failure of either Party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party hereto of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

10.4	Parol Evidence - This Agreement contains the entire Agreement between the Parties with respect to the subject matter thereof as of the Effective Date and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating to its subject matter, except that Work Orders and/or Change Orders and other similar service authorizations which have been properly executed prior to the Effective Date shall remain in full force and effect, and shall be construed, where possible, in accordance with the terms and conditions herein.

10.5	Severability - If a court or other tribunal of competent jurisdiction holds any term or provision, or portion thereof, of this Agreement to be invalid, void or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. It is the Parties’ intention that if a court or other tribunal holds any term or provision of this Agreement to be excessive in scope, such term or provision shall be adjusted rather than voided, if possible.

10.6	Modification - This Agreement may not be amended or modified except by written instrument signed by an authorized representative of the Parties.

10.7	Cooperation - Each Party will execute and deliver all such instruments and perform all such other acts as the other Party may reasonably request to carry out the transactions contemplated by this Agreement.

10.8	Force Majeure - Neither Party shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder if such delay or failure is caused by strikes, acts of God or the public enemy, terrorism or threats of terrorism, riots, incendiaries, weather, interference by civil or military authorities, acts or failures to act by any government or government agency, delays in transit or delivery, or any other fault beyond its reasonable control and without its fault or negligence. Upon the occurrence of any event of force majeure, the party whose performance is thereby threatened shall promptly notify the other party and take reasonable steps to mitigate such delay or failure to perform.

10.9	Binding Effect - Subject to the restrictions on transfers, assignments and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal successors.

10.10	Headings - All headings herein are for convenience only and shall not be construed as a limitation of the scope of the particular sections to which they refer.

10.11	Assignment - Neither Party shall assign its rights under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempt to assign without such consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement, the Quality Agreement and all outstanding Work Orders and Change Orders hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, reorganization, consolidation, change in control or similar transaction.

10.12	Non-Solicitation - Each Party agrees not to solicit an employee of the other party who has performed any work in connection with this Agreement, provided that newspaper, internet or other advertisements to fill job openings shall not be deemed to be a “solicitation” hereunder. This provision shall remain in effect during the term of this Agreement and for one (1) year thereafter. Any exceptions to this provision must be in writing and signed by an authorized representative of each Party.

10.13	Surviving Provisions - The Parties agree that the following provisions will survive the expiration or termination of this Agreement; the definitions contained herein to the extent such definitions pertain to terms in surviving provisions, Articles IV, V, VI and VIII in their entirety, and Articles 3.6 (with respect to Services performed prior to such expiration or termination), 9.3, 10.12, 10.13 and 10.14.

10.14	Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws provisions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

AAI DEVELOPMENT SERVICES INC.		SUNESIS PHARMACEUTICALS, INCORPORATED

By:		By:

Name:	Vijay Aggarwal	Name:	Daryl B. Winter, Ph.D.
Title:	President	Title:	Senior Vice President & General Counsel

Date:	11/3/03	Date:	11/7/03

EXHIBIT A

Quality Agreement